EXHIBIT(e)(3)
CONFIDENTIAL DISCLOSURE AGREEMENT FOR STRATEGIC MATTERS
This Confidential Disclosure Agreement (“Agreement”) is entered into as of the effective date listed below (“Effective Date”) by Oracle Corporation (“Oracle”) located at 500 Oracle Parkway, Redwood City, California 94065 and the company designated below (“Company”).
Oracle and the Company are entering into discussions concerning a possible strategic transaction (the “Transaction”). The parties expect to make available to one another certain non-public, confidential and/or proprietary information, both oral and written, which may include information concerning their respective business prospects and plans, financial condition, technology, customers, know-how, trade secrets, operations, assets and liabilities (collectively, the “Evaluation Material”). As a condition to each party furnishing the Evaluation Material to the other party and the directors, officers, employees, agents or advisors of such party or its subsidiaries (collectively, “Representatives”), each party agrees that the Evaluation Material furnished to it hereunder shall be treated as confidential subject to the terms of this Agreement.
1. Evaluation Material. “Evaluation Material” also includes notes, analyses, compilations, studies, plans, interpretations or other documents prepared by the receiving party or its Representatives which contain or are based upon the Evaluation Material furnished to such party hereunder. The term “Evaluation Material” does not include information that (i) is or becomes a matter of public knowledge through no fault of the receiving party; (ii) is or becomes available to the receiving party from a source other than the disclosing party or any of its Representatives, provided that such source was not known or reasonably should be known by the receiving party to be bound by a duty of confidentiality with respect to such information; (iii) is disclosed by the disclosing party to a third party without a duty of confidentiality; (iv) is independently developed by the receiving party without use of the Evaluation Material; or (v) is disclosed under operation of law.
2. Non-Disclosure/Security/Use. Each party agrees that, without the prior written consent of the other party, neither it nor its Representatives will disclose to any other person any of the other party’s Evaluation Material, the fact that discussions between the parties are taking place concerning the Transaction, or any terms or other facts relating to the Transaction and will use such Evaluation Materials only for the purpose of evaluating a Transaction. Each party agrees to use reasonable measures to protect against the loss, theft or unauthorized use of the Evaluation Materials.
3. Personally Identifiable Information. The Evaluation Materials may include human resources data and/or other information that serves to identify one or more individuals (“PII”). The receiving party agrees to notify the disclosing party of any request received by the receiving party for access, correction, amendment or redaction of any PII. The disclosing party shall be responsible for compliance with all such requests. The receiving party also agrees to notify the disclosing party of any actual or suspected improper acquisition of PII of which the receiving party becomes aware.
4. Residuals. Nothing in this Agreement shall be construed to limit either party’s ability to use “residuals” relating to the Evaluation Material of the other party. The term “residuals” shall mean information included in the Evaluation Material in nontangible form (i.e., not written or other documentary form, including tape or disk), which is incidentally retained in the memories of employees of either party who have had access to the Evaluation Material, including ideas, know-how, or techniques contained therein, and where the source of the Evaluation Material has become remote (e.g., as a result of the passage of time or the employee’s subsequent exposure to information of a similar nature from other sources) that the employee in good faith believes that it is not Evaluation Material. Neither party shall have any obligation to limit or restrict the assignment of its employees or to pay royalties to the other party in connection with any use of residuals.
5. Independent Development. Nothing in this Agreement shall be construed to limit or preclude either party from developing, using, marketing, licensing, and/or selling any independently developed software, technology or other materials similar or related to the Evaluation Material without otherwise violating this Agreement.
6. Required Disclosure. In the event that a party or its Representatives is required by Law, rule or stock exchange regulation to disclose any of the other party’s Evaluation Material or the fact that discussions between the parties are taking place concerning the Transaction, the party required to make such disclosure shall, to the extent practicable, provide the other party with prior written notice of any such requirement so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order, other remedy or waiver is not obtained, the party required to make the disclosure shall furnish only that portion of the Evaluation Material that such party determines, alter consulting with counsel, is required to disclose and shall exercise all reasonable efforts to preserve the confidentiality of the other party’s Evaluation Material.
7. Termination of Discussions. This Agreement and all rights and obligations hereunder shall terminate on the second anniversary of the Effective Date. Promptly upon notice from either party that it does not wish to proceed with the Transaction, each party shall return to the other party or destroy all copies of the Evaluation Material (including all documents based thereon) in its possession or in the possession of its Representatives, except that outside counsel to the receiving party may retain one copy of the Evaluation Material for archival purposes and solely to comply with applicable law, rule or regulation. Notwithstanding the return or destruction of the Evaluation Material, each party and its Representatives will continue to be bound by its obligations of confidentiality and other obligations hereunder for a period ending on the second anniversary of the Effective Date.
8. Definitive Agreements. Unless and until a final definitive agreement, regarding the Transaction has been executed, no contract or agreement with respect to the Transaction shall be deemed to exist between the parties and neither party will be under any legal obligation whatsoever with respect to the Transaction by virtue of this Agreement except for the matters specifically agreed to herein. The term “definitive agreement” does not include a term sheet or any other preliminary written agreement. Each party reserves the right, in its sole discretion, to provide or not provide Evaluation Material under this Agreement, to reject any and all proposals with regard to the Transaction and to terminate discussions and negotiations at any time.
9. Entire Agreement. This Agreement sets forth the entire agreement with respect to the Evaluation Material disclosed hereunder and supersedes all prior or contemporaneous agreements concerning such Evaluation Material, whether written or oral. All additions or modifications to this Agreement must be made in writing and must be signed by both parties.
10. Miscellaneous. Each party agrees to be responsible for any breach of this Agreement by any of its Representatives. In case any provision of this Agreement shall be. invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of the Agreement shall not in any way be affected or impaired thereby,
11. Governing Law, Jurisdiction. This Agreement and all matters arising out of or relating to this Agreement shall be governed by the procedural and substantive laws of the state of California and shall be deemed executed in Redwood City, California. Any legal action or proceeding relating to this Agreement shall be instituted exclusively in any state or federal court In San Francisco or San Mateo County, California. Company and Oracle irrevocably and unconditionally agree to submit to the exclusive jurisdiction of, and agree that the venue is proper in, the aforesaid courts in any such legal action or proceeding.
12. Relief. Each party agrees that money damages will not be a sufficient remedy for any breach of this Agreement by it or its Representatives, and that the other party is entitled specific performance and injunctive relief as remedies for any such breach. Such remedies shall not be deemed to be exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

ORACLE CORPORATION	HYPERION SOLUTIONS CORPORATION

By: /s/ Douglas Kehring	By: /s/ Mark Cochran
Name: Douglas Kehring	Name: Mark Cochran
Title: Authorized Signatory	Title: VP & General Counsel

Effective Date: Jan. 2, 2007	Address: 5450 Great America Pkway